FOLEY & LARDNER
                             POST OFFICE BOX 240
                      JACKSONVILLE, FLORIDA 32202-3510
             200 LAURA STREET, JACKSONVILLE, FLORIDA  32202-3527
                          TELEPHONE (904) 359-2000
                          FACSIMILE (904) 359-8700



                                June 28, 1999


Excal Enterprises, Inc.
100 N. Tampa St., Suite 3575
Tampa, Florida 33602

     Re: Registration Statement on Form S-8 Relating to Shares of Common Stock Issuable Pursuant to Various Agreements with
          R. Park Newton, III and Timothy R. Barnes

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Excal Enterprises, Inc. (the "Company"), under the Securities Act of 1933, as amended, for the registration of an aggregate of 664,866 shares of common stock par value $0.001 (the "Shares"). Of the Shares, 311,352 Shares (the "Option Shares") are issuable pursuant to the following agreements (collectively, the "Option Agreements"):

  (i) a Nonqualified Stock Option Agreement dated September 28, 1998 between the Company and R. Park Newton, III, an employee and director of the Company, and Francine Newton, his wife;

 (ii) a Nonqualified Stock Option Agreement dated January 26, 1999 between the Company and R. Park Newton and Francine Newton, his wife; and

(iii)  a Nonqualified Stock Option Agreement dated as of
       September 28, 1998 between the Company and Timothy R. Barnes, an employee of the Company.

     Of the Shares, 353,514 Shares (the "Resale Shares") were issued under the following agreements and are being registered for resale pursuant to a Prospectus included in the Registration Statement (the "Resale Agreements" and collectively with the Option Agreements, the "Agreements"):

     (i) Nonqualified Stock Option Agreement dated May 1, 1998 between the Company and R. Park Newton, III and Francine Newton, his wife; and

    (ii) Nonqualified Stock Option Agreement dated January 26, 1999 between the Company and R. Park Newton, III and Francine Newton, his wife.

     We have examined and are familiar with the following:

     A. Certificate of Incorporation of the Company, as amended, as filed in the Office of the Secretary of State of the State of Delaware;

     B.   Bylaws of the Company;

     C. The proceedings of the Board of Directors of the Company in connection with the approval of the Agreements; and

     D. Such other documents, Company records and matters of law as we have deemed to be pertinent.

     Based on the foregoing, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. The Option Shares have been duly authorized and when issued in accordance with the terms of the Agreements will be duly and validly issued, fully paid and nonassessable.

     3. The Resale Shares held by the selling stockholders for resale are validly issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                FOLEY & LARDNER



                                By:  /S/ LINDA Y. KELSO
                                     Linda Y. Kelso